CONSENT OF FRANK L. SASSETTI & CO.

The undersigned, Frank L. Sassetti & Co., Certified Public Accountants, hereby consents to the use of the certified audit reports it prepared for the period from May 16, 2003 (date of inception) through July 3, 2003, for Providence Select Fund, Limited Partnership and from April 21, 2003 (date of inception) through July 3, 2003 for its Corporate General Partner, White Oak Financial Services, Incorporated. The undersigned hereby further consents to inclusion of its name and the other information under the section "Experts" in the Form S-1 Registration Statement to be filed with the Securities and Exchange Commission and the states to be selected by the General Partner.

The Undersigned hereby certifies (i) that it furnished the statements and information set forth in the Prospectus related to it, (ii) that such statements and information are accurate, complete and fully responsive to the disclosure requirements of its background, authority to audit financial results and certify those results as certified public accountants and the information required to be supplied in the Prospectus thereto, and (iii) that it has not omitted any information required to be stated therein with respect to it or the financial results it prepared which are necessary to make the statements and information therein not misleading.

Without further consent of the undersigned, the General Partner will cause such changes to the Form S-1 as are appropriate in response to the comments of said Commission and state administrators and, thereafter, deliver the Prospectus to prospective investors.


                                          Frank L. Sassetti & Co.


                                          /s/ Frank L. Sassetti & Co.



Robert Krone, CPA
Frank L. Sassetti, & Co.
6611 West North Avenue
Oak Park, Illinois  60302

(708) 386-1433

Date:      August 22, 2003